Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tennant Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tennant Company of our reports dated February 26, 2007 with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of earnings, cash flows, and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Tennant Company.

Our report dated February 26, 2007 with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of earnings, cash flows, and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/ KPMG LLP

KPMG LLP

Minneapolis, Minnesota

May 3, 2007